Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman and President

ZENITH ESTIMATES LOSSES RELATED TO HURRICANES

CHARLEY, FRANCES, IVAN AND JEANNE

WOODLAND HILLS, CA, October 4, 2004   .   .   .   ..   .   .   .   .   ..   .   .   .   .   ..   .   .  .  . .  ..  .  .  .  .  ..  Zenith National Insurance Corp. (NYSE: ZNT) today announced its initial estimate of aggregate losses in its assumed reinsurance business attributable to Hurricanes Charley, Frances, Ivan and Jeanne.  Zenith currently expects its net after tax loss in the third quarter from these four hurricanes to be in the range of $10 million to $12 million or $0.41 to $0.49 per diluted share.  This initial estimate is subject to substantial uncertainty because of the rapid succession of the four storms and is based on a preliminary review of Zenith’s assumed reinsurance contracts and preliminary information from some ceding companies.  The estimate does not include any anticipated impact the four hurricanes may have on our share of the results of our equity investment in Advent Capital (Holdings) PLC, which is reported on a quarter lag.  At this time, no workers’ compensation claims directly related to the four storms have been reported to Zenith.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; and (8) other risks detailed herein and from time to time in Zenith’s other reports and filings with the Securities and Exchange Commission.

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